Exhibit 99.1

HF Foods Group Inc. Names Felix Lin Chief Executive Officer

Seasoned HF Foods Executive with Deep Industry Relationships and Knowledge of Food Distribution Business

Additional Appointments Made to People & Technology and Distribution Roles as HF Foods Continues to Make Progress on Strategic Transformation Plan

LAS VEGAS – December 19, 2024 – HF Foods Group Inc. (NASDAQ: HFFG) (“HF Foods” or the “Company”), a leading food distributor to Asian restaurants across the United States, announced today that its Board of Directors has appointed Felix Lin as permanent Chief Executive Officer (CEO), effective January 1, 2025. Mr. Lin had previously served as President and Chief Operating Officer (COO) and was appointed to the additional role of Interim CEO in October 2024.

Mr. Lin has been a key leader of HF Foods for the past five years, and his extensive experience in driving both operations and strategy has been integral as the Company executes its transformation plan. In accepting his new role, Mr. Lin will relinquish his position as HF Foods’ COO. His responsibilities will be seamlessly distributed among the Company's experienced senior management team, ensuring continued operational excellence as Mr. Lin assumes his new role as CEO. Mr. Lin will also be nominated to join HF Foods’ Board of Directors during its next election cycle in June 2025.

“The Board is proud to name Felix as CEO and is confident he is the best choice to lead HF Foods forward, with strong backing and support from the Board of Directors and shareholders,” said Charlotte Westfall, HF Foods’ Lead Independent Director. “His leadership at HF Foods over the last few years has been greatly appreciated across the company. Felix’s vision and commitment, paired with his significant industry experience and in-depth knowledge of our business and customers are unmatched. We look forward to the stability and growth mindset that he provides HF Foods as the premier Asian foodservice provider in the country.”

“I am thrilled to accept this opportunity and want to extend my thanks to the Board and HF Foods’ stakeholders for their support,” said Mr. Lin. “The HF Foods strategic transformation plan is well underway, and we will continue to execute on its rollout as we deliver unparalleled experiences of Asian cuisine. Our best-in-class service, custom offerings, detailed focus and worldwide network of suppliers are the foundation of our success, and I am eager to continue strengthening our position as the leading provider of high-quality, authentic and affordable specialty foods and supplies to our customers nationwide.”

To support HF Foods’ growth strategy and execution of the strategic transformation plan, the Company has made several key leadership appointments as it continues to strengthen the collective industry expertise of its team:

•Jason White will serve as Senior Vice President, People and Technology, in addition to his current role as Vice President of Information Technology. Mr. White was one of the Company’s first leadership hires when it began to develop its corporate team in early 2022, and his years of experience in both Human Resources and Information Technology uniquely qualify him to lead HF Foods’ digital transformation as the Company implements its new ERP program.

•Paul Guan will assume the role of Vice President, Distribution Center Operations, in addition to his current role as General Manager of Mountain Foods, a wholesale Asian foodservice distributor in Aurora, CO, owned by HF Foods. Mr. Guan has a wealth of industry experience and relationships, having been with HF Foods for more than 20 years.

About HF Foods Group Inc.
HF Foods Group Inc. is a leading marketer and distributor of fresh produce, frozen and dry food, and non-food products to primarily Asian restaurants and other foodservice customers throughout the United States. HF Foods aims to supply the increasing demand for Asian American restaurant cuisine, leveraging its nationwide network of distribution centers and its strong relations with growers and suppliers of fresh, high-quality specialty restaurant food products and supplies in the US, South America, and Asia. Headquartered in Las Vegas, Nevada, HF Foods trades on Nasdaq under the symbol “HFFG”. For more information, please visit www.hffoodsgroup.com.

Forward Looking Statements
All statements in this news release other than statements of historical facts are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “aims,” “continues,” “expects,” “plans,” “will,” and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company’s actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Such factors include, but are not limited to, risks relating to our ability to consummate our operational transformation plan as anticipated, risks relating to the impact of our operational plan on our sales and efficiencies, statements of assumption underlying any of the foregoing, risks disclosed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements.

Contact:
ICR
Investors: Anna Kate Heller
Media: Keil Decker
hffoodsgroup@icrinc.com